Exhibit 99.1

T2 BIOSYSTEMS REPORTS SECOND QUARTER 2017 FINANCIAL RESULTS; PROVIDES COMPANY UPDATE

Sequential Quarterly Product Revenue Growth of 16.5%

LEXINGTON, MA, August 3, 2017 (GLOBE NEWSWIRE) — T2 Biosystems, Inc. (NASDAQ:TTOO), an emerging leader in the development of innovative diagnostic products to improve patient health, announced today operating highlights and financial results for the second quarter ended June 30, 2017.

Second Quarter Business and Financial Performance Highlights:

•                  Second quarter product revenue was $735,000, a $584,000 increase from the second quarter of 2016.

•                  Reported sequential quarterly product revenue growth of 16.5%, ahead of the expected 10% revenue growth target projected last quarter.

•                  Exceeded expectations by securing commitments from new hospitals in the United States and Europe that provide access to an estimated 50,000 additional patients annually considered to be at high risk for sepsis infections.

•                  Secured contracts with five new hospitals, including three in the United States and two in Europe.

•                  Obtained European CE Mark for the T2Bacteria Panel allowing for the sale and distribution of the T2Bacteria Panel in Europe and other countries that accept the CE mark.

•                  Closed the first European hospital contract for T2Bacteria that could begin testing patients for clinical purposes later this year.

•                  Closed four contracts with hospitals in the United States for use of the T2Bacteria Panel under a Research Use Only program.

•                  Featured in seven sessions at the American Society for Microbiology (ASM) Conference highlighting the positive impact of T2Candida and T2Bacteria.

•                  Testimonials from three prestigious medical institutions took place at ASM highlighting their experience with T2Candida and T2Bacteria.

•                  Expanded the company’s international partner channel to seven distributors covering more than 20 countries.

•                  Published data in the Journal of Clinical Microbiology showing evidence of the potential superiority of T2MR’s ability to detect Lyme disease-causing bacteria.

“We had a terrific quarter and are pleased with both our financial and operational performance through the first six months of 2017,” said John McDonough, T2 Biosystems’ Chief Executive Officer.  “We have made important progress on our strategic priorities, highlighted by the expansion of our T2Sepsis™ Solution with the CE Mark of T2Bacteria® in Europe. T2Candida® continues to expand in its usage in hospitals around the world while customer testimonials continue to grow. Early data for T2Lyme is encouraging and shows the tremendous opportunity for our T2MR®-powered diagnostic product pipeline.  Furthermore, we are pleased to be increasing our 2017 growth targets for the third quarter and we look forward to the FDA filing of T2Bacteria within 4-to-6 weeks which keeps us on track with a potential FDA clearance by the end of 2017.”

Second Quarter Financial Results

Product revenue for the second quarter of 2017 increased by $584,000, from the second quarter of 2016, to $735,000. The increase in product revenue was primarily due to increased usage of the T2Candida panel at existing customer sites, new hospitals beginning to test patients for clinical purposes and sales of T2Dx instruments.  Research revenue in the second quarter of 2017 of $221,000 exceeded our guidance of expected second quarter research revenue of less than $100,000. Research revenue in the second quarter compared to the prior year quarter declined as expected, primarily due to lower revenue recognition from our co-development agreement with Canon US Life Sciences, which decreased $618,000. Operating expenses, excluding cost of product revenue, increased $359,000 to $12.9 million, from $12.5 million in the second quarter of 2016. The increase in operating expense was primarily driven by a $743,000 increase in research and development expenses, offset by a $384,000 reduction in SG&A expenses.

Net loss attributable to common shareholders for the second quarter of 2017 was $15.5 million, or $0.50 per basic and diluted share, compared to a net loss of $14.0 million or $0.58 per basic and diluted share in the same period prior year.

Outlook for Remainder of 2017

The company is updating guidance for 2017, which includes:

•                  The T2Bacteria Panel filing with the U.S. FDA is expected within the next 4-to-6 weeks.

•                  Product revenue growth of at least 20% sequentially is projected in third quarter of 2017.

•                  The target for increasing the number of high-risk patients at customer facilities under contract for the 12-month period ending September 30, 2017 is being increased to 220,000 high risk patients (as compared to the initial estimate of 150,000 patients stated in November 2016 which was increased to 200,000 in May 2017).

•                  Operating expenses, excluding cost of product revenue, for the third quarter projected in the range of $12.5 million to $12.9 million.

Conference Call

Management will host a conference call today with the investment community at 4:30 p.m. Eastern Time to discuss the financial results and other business developments. Interested parties may access the live call via telephone by dialing 1-877-407-9208 (U.S.) or 1-201-493-6784 (International). To listen to the live call via T2 Biosystems’ website, go to www.t2biosystems.com, in the Investors/Events & Presentations section. A webcast replay of the call will be available following the conclusion of the call, also in the Investors/Events & Presentations section of the website.

About T2 Biosystems

T2 Biosystems is dedicated to developing innovative diagnostic products to improve patient health. With the FDA-cleared T2Dx Instrument and T2Candida Panel targeting sepsis and a range of additional products in development, T2 Biosystems is an emerging leader in the field of in vitro diagnostics. The Company is utilizing its proprietary T2 Magnetic Resonance technology, or T2MR®, to develop a broad set of applications aimed at lowering mortality rates, improving patient outcomes and reducing the cost of healthcare by helping medical professionals make targeted treatment decisions earlier. T2MR enables the fast and sensitive detection of pathogens, biomarkers and other abnormalities in a variety of patient sample types, including whole blood. For more information, please visit www.t2biosystems.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding additional patients, timing of testing patients, anticipated product benefits, strategic priorities, product expansion or opportunities, growth expectations or targets, timing of FDA filings or clearances and anticipated operating expenses. These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, (i) any inability to (a) realize anticipated benefits from commitments, contracts or products; (b) successfully execute strategic priorities; (c) bring products to market; (d) expand product usage or adoption; (e) obtain customer testimonials;  (f) accurately predict growth assumptions; (g) realize anticipated revenues; (h) incur expected levels of operating expenses; or (i) increase the number of high-risk patients at customer facilities; (ii) failure of early data to predict eventual outcomes;  (iii) failure to make or obtain anticipated FDA filings or clearances within expected time frames or at all; or (iv) the factors discussed under Item 1A. “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2016, filed with the U.S. Securities and Exchange Commission, or SEC, on March 15, 2017, and other filings the company makes with the SEC from time to time.  These and other important factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While the company may elect to update such forward-looking statements at some point in the future, it disclaims any obligation to do so, even if subsequent events cause its views to change. These forward-looking statements should not be relied upon as representing the company’s views as of any date subsequent to the date of this press release.

Company Contact:

Darlene Deptula-Hicks, T2 Biosystems

SVP & Chief Financial Officer

ddeptula@t2biosystems.com

603-553-5803

Media Contact:

Matthew McKillip, T2 Biosystems

mmckillip@t2biosystems.com

518-577-3466

Investor Contact:

Chris Brinzey, Westwicke Partners

chris.brinzey@westwicke.com

339-970-2843

T2 BIOSYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

(Unaudited)

	June 30, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$46,134	$73,488
Accounts receivable	981	327
Prepaid expenses and other current assets	660	820
Inventories, net	1,014	803
Total current assets	48,789	75,438
Property and equipment, net	14,510	13,589
Restricted cash	260	260
Other assets	218	281
Total assets	$63,777	$89,568
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,660	$962
Accrued expenses and other current liabilities	4,701	4,908
Current portion of notes payable	1,365	1,269
Deferred revenue	2,494	2,445
Current portion of lease incentives	248	301
Total current liabilities	10,468	9,885
Notes payable, net of current portion	39,908	39,504
Lease incentives, net of current portion	771	792
Other liabilities	305	49
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 10,000,000 shares authorized; no shares issued and outstanding at June 30, 2017 and December 31, 2016	—	—
Common stock, $0.001 par value; 200,000,000 shares authorized; 30,763,919 and 30,482,712 shares issued and outstanding at June 30, 2017 and December 31, 2016, respectively	32	30
Additional paid-in capital	246,141	242,997
Accumulated deficit	(233,848)	(203,689)
Total stockholders’ equity	12,325	39,338
Total liabilities and stockholders’ equity	$63,777	$89,568

T2 BIOSYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Revenue:
Product revenue	$735	$151	$1,366	$588
Research revenue	221	839	531	1,498
Total revenue	956	990	1,897	2,086
Costs and expenses:
Cost of product revenue	1,989	1,781	3,617	2,807
Research and development	7,112	6,369	13,697	12,958
Selling, general and administrative	5,759	6,143	11,633	12,347
Total costs and expenses	14,860	14,293	28,947	28,112
Loss from operations	(13,904)	(13,303)	(27,050)	(26,026)
Interest expense, net	(1,654)	(805)	(3,291)	(1,540)
Other income, net	102	62	181	94
Net loss and comprehensive loss	$(15,456)	$(14,046)	$(30,160)	$(27,472)
Net loss per share — basic and diluted	$(0.50)	$(0.58)	$(0.99)	$(1.13)
Weighted-average number of common shares used in computing net loss per share — basic and diluted	30,661,200	24,321,310	30,595,933	24,270,041